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                                Exhibit 23






Consent of Independent Auditors


The Board of Directors
Airgas, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-39433, 33-48388, 33-57893, 33-61301, 33-61899, 33-63201, 33-64633,
333-08113, 333-37863, 333-46739, 333-60995 and 333-61989) on Form S-3 and
(Nos. 33-21780, 33-25419, 33-33954, 33-64056, 33-64058, 33-64112, 333-
28261, 333-42023 and 333-60999) on Form S-8 of Airgas, Inc. of our report dated May 9, 2000, relating to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2000, and the related schedule, which report is included in the March 31, 2000, Annual Report on Form 10-K of Airgas, Inc.


/s/ KPMG LLP


Philadelphia, PA
June 8, 2000